                                                                      EXHIBIT 12

                                 AMR CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                          Nine Months Ended
                                                                   Year Ended December 31,                  September 30,
                                                  --------------------------------------------------------  -------------
                                                   1993         1994        1995        1996        1997        1998
                                                  -------      -------     -------     -------     -------     -------
                                                                  (in millions of dollars)

Earnings:
   Earnings (loss) from continuing operations
      before income taxes and
      extraordinary loss ....................     $  (136)     $   360     $   326     $ 1,596     $ 1,623     $ 1,858

   Add:  Total fixed charges (per below)  ...       1,529        1,469       1,522       1,313       1,189         860

   Less:  Interest capitalized ..............          51           22          14          10          20          71
                                                  -------      -------     -------     -------     -------     -------

      Total earnings ........................     $ 1,342      $ 1,807     $ 1,834     $ 2,899     $ 2,792     $ 2,647
                                                  =======      =======     =======     =======     =======     =======


Fixed charges:
   Interest .................................     $   633      $   633     $   682     $   513     $   419     $   279

   Portion of rental expense representative
      of the interest factor ................         854          828         831         796         767         578

   Amortization of debt expense .............          42            8           9           4           3           3
                                                  -------      -------     -------     -------     -------     -------

      Total fixed charges ...................     $ 1,529      $ 1,469     $ 1,522     $ 1,313     $ 1,189     $   860
                                                  =======      =======     =======     =======     =======     =======


Ratio of earnings to fixed charges ..........          --         1.23        1.20        2.21        2.35        3.08
                                                  =======      =======     =======     =======     =======     =======


Coverage deficiency .........................     $   187      $    --     $    --     $    --     $    --     $    --
                                                  =======      =======     =======     =======     =======     =======